ASSIGNMENT of
                         INVESTMENT ADVISORY CONTRACT

                   Federated International High Income Fund


      THIS ASSIGNMENT is entered into as of January 1, 2004 by and between FEDERATED GLOBAL INVESTMENT MANAGEMENT CORP., a Delaware corporation ("FGIMCO"), and FEDERATED INVESTMENT MANAGEMENT COMPANY, a Delaware statutory Corporation ("FIMC").

      WHEREAS, FGIMCO, then know as Federated Global Research Corp., entered into an Investment Advisory Contract dated as of September 1, 1996 (the "Contract") with Federated World Investment Series, Inc., then known as World Investment Series, Inc. (the "Corporation"), with respect to Federated International High Income Fund (the "Fund"), a portfolio of the Corporation;

      WHEREAS, FGIMCO desires to assign its rights, duties and responsibilities with respect to the Fund under the Contract to FIMC, and FIMC desires to accept such assignment from FGIMCO; and

      WHEREAS, the Board of Directors of the Corporation has approved the assignment of the Contract from FGIMCO to FIMC;

      KNOW ALL MEN BY THESE PRESENTS THAT:

      In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, FGIMCO does hereby assign all of its rights, duties and responsibilities with respect to the Fund under the Contract described above to FIMC, and FIMC does hereby accept such assignment.

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their authorized representatives as of the date first hereinabove set forth.


FEDERATED GLOBAL INVESTMENT         FEDERATED INVESTMENT MANAGEMENT
MANAGEMENT CORP.                    COMPANY

By:  /s/ G. Andrew Bonnewell        By:  /s/ Keith M. Schappert
Name:  G. Andrew Bonnewell          Name:  Keith M. Schappert
Title:  Vice President              Title:  President

                          LIMITED POWER OF ATTORNEY





            KNOW ALL MEN BY THESE PRESENTS, dated as of January 1, 2004, that Federated World Investment Series, Inc., a corporation duly organized under the laws of the State of Maryland (the "Corporation"), does hereby nominate, constitute and appoint Federated Investment Management Company, a statutory trust duly organized under the laws of the State of Delaware (the "Adviser"), to act hereunder as the true and lawful agent and attorney-in-fact of the Corporation, acting on behalf of each of the series portfolios for which the Adviser acts as investment adviser shown on Schedule 1 attached hereto and incorporated by reference herein (each such series portfolio being hereinafter referred to as a "Fund" and collectively as the "Funds"), for the specific purpose of executing and delivering all such agreements, instruments, contracts, assignments, bond powers, stock powers, transfer instructions, receipts, waivers, consents and other documents, and performing all such acts, as the Adviser may deem necessary or reasonably desirable, related to the acquisition, disposition and/or reinvestment of the funds and assets of a Fund of the Corporation in accordance with Adviser's supervision of the investment, sale and reinvestment of the funds and assets of each Fund pursuant to the authority granted to the Adviser as investment adviser of each Fund under that certain investment advisory contract dated September 1, 1996 by and between the Adviser and the Corporation (such investment advisory contract, as may be amended, supplemented or otherwise modified from time to time is hereinafter referred to as the "Investment Advisory Contract").



            The Adviser shall exercise or omit to exercise the powers and authorities granted herein in each case as the Adviser in its sole and absolute discretion deems desirable or appropriate under existing circumstances. The Corporation hereby ratifies and confirms as good and effectual, at law or in equity, all that the Adviser, and its officers and employees, may do by virtue hereof. However, despite the above provisions, nothing herein shall be construed as imposing a duty on the Adviser to act or assume responsibility for any matters referred to above or other matters even though the Adviser may have power or authority hereunder to do so. Nothing in this Limited Power of Attorney shall be construed (i) to be an amendment or modifications of, or supplement to, the Investment Advisory Contract, (ii) to amend, modify, limit or denigrate any duties, obligations or liabilities of the Adviser under the terms of the Investment Advisory Contract or (iii) exonerate, relieve or release the Adviser any losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Adviser (x) under the terms of the Investment Advisory Contract or (y) at law, or in equity, for the performance of its duties as the investment adviser of any of the Funds.



            The Corporation hereby agrees to indemnify and save harmless the Adviser and its trustees, officers and employees (each of the foregoing an "Indemnified Party" and collectively the "Indemnified Parties") against and from any and all losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Indemnified Party, other than as a consequence of gross negligence or willful misconduct on the part of an Indemnified Party, arising out of or in connection with this Limited Power of Attorney or any other agreement, instrument or document executed in connection with the exercise of the authority granted to the Adviser herein to act on behalf of the Corporation, including without limitation the reasonable costs, expenses and disbursements in connection with defending such Indemnified Party against any claim or liability related to the exercise or performance of any of the Adviser's powers or duties under this Limited Power of Attorney or any of the other agreements, instruments or documents executed in connection with the exercise of the authority granted to the Adviser herein to act on behalf of the Corporation, or the taking of any action under or in connection with any of the foregoing. The obligations of the Corporation under this paragraph shall survive the termination of this Limited Power of Attorney with respect to actions taken by the Adviser on behalf of the Corporation during the term of this Limited Power of Attorney. No Fund shall have any joint or several obligation with any other Fund to reimburse or indemnify an Indemnified Party for any action, event, matter or occurrence performed or omitted by or on behalf of the Adviser in its capacity as agent or attorney-in-fact of the Corporation acting on behalf of any other Fund hereunder.



            Any person, partnership, corporation or other legal entity dealing with the Adviser in its capacity as attorney-in-fact hereunder for the Corporation is hereby expressly put on notice that the Adviser is acting solely in the capacity as an agent of the Corporation and that any such person, partnership, corporation or other legal entity must look solely to the Corporation in question for enforcement of any claim against the Corporation, as the Adviser assumes no personal liability whatsoever for obligations of the Corporation entered into by the Adviser in its capacity as attorney-in-fact for the Corporation.



            Each person, partnership, corporation or other legal entity which deals with a Fund of the Corporation through the Adviser in its capacity as agent and attorney-in-fact of the Corporation, is hereby expressly put on notice (i) that all persons or entities dealing with the Corporation must look solely to the assets of the Fund of the Corporation on whose behalf the Adviser is acting pursuant to its powers hereunder for enforcement of any claim against the Corporation, as the Trustees, officers and/or agents of such Corporation, the shareholders of the various classes of shares of the Corporation and the other Funds of the Corporation assume no personal liability whatsoever for obligations entered into on behalf of such Fund of the Corporation, and (ii) that the rights, liabilities and obligations of any one Fund are separate and distinct from those of any other Fund of the Corporation.



            The execution of this Limited Power of Attorney by the Corporation acting on behalf of the several Funds shall not be deemed to evidence the existence of any express or implied joint undertaking or appointment by and among any or all of the Funds. Liability for or recourse under or upon any undertaking of the Adviser pursuant to the power or authority granted to the Adviser under this Limited Power of Attorney under any rule of law, statute or constitution or by the enforcement of any assessment or penalty or by legal or equitable proceedings or otherwise shall be limited only to the assets of the Fund of the Corporation on whose behalf the Adviser was acting pursuant to the authority granted hereunder.



            The Corporation hereby agrees that no person, partnership, corporation or other legal entity dealing with the Adviser shall be bound to inquire into the Adviser's power and authority hereunder and any such person, partnership, corporation or other legal entity shall be fully protected in relying on such power or authority unless such person, partnership, corporation or other legal entity has received prior written notice from the Corporation that this Limited Power of Attorney has been revoked. This Limited Power of Attorney shall be revoked and terminated automatically upon the cancellation or termination of the Investment Advisory Contract between the Corporation and the Adviser. Except as provided in the immediately preceding sentence, the powers and authorities herein granted may be revoked or terminated by the Corporation at any time provided that no such revocation or termination shall be effective until the Adviser has received actual notice of such revocation or termination in writing from the Corporation.



            This Limited Power of Attorney constitutes the entire agreement between the Corporation and the Adviser, may be changed only by a writing signed by both of them, and shall bind and benefit their respective successors and assigns; provided, however, the Adviser shall have no power or authority hereunder to appoint a successor or substitute attorney in fact for the Corporation.



            This Limited Power of Attorney shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws. If any provision hereof, or any power or authority conferred upon the Adviser herein, would be invalid or unexercisable under applicable law, then such provision, power or authority shall be deemed modified to the extent necessary to render it valid or exercisable while most nearly preserving its original intent, and no provision hereof, or power or authority conferred upon the Adviser herein, shall be affected by the invalidity or the non-exercisability of another provision hereof, or of another power or authority conferred herein.



            This Limited Power of Attorney may be executed in as many identical counterparts as may be convenient and by the different parties hereto on separate counterparts. This Limited Power of Attorney shall become binding on the Corporation when the Corporation shall have executed at least one counterpart and the Adviser shall have accepted its appointment by executing this Limited Power of Attorney. Immediately after the execution of a counterpart original of this Limited Power of Attorney and solely for the convenience of the parties hereto, the Corporation and the Adviser will execute sufficient counterparts so that the Adviser shall have a counterpart executed by it and the Corporation, and the Corporation shall have a counterpart executed by the Corporation and the Adviser. Each counterpart shall be deemed an original and all such taken together shall constitute but one and the same instrument, and it shall not be necessary in making proof of this Limited Power of Attorney to produce or account for more than one such counterpart.



            IN WITNESS WHEREOF, the Corporation has caused this Limited Power of Attorney to be executed by its duly authorized officer as of the date first written above.



                                       Federated World Investment Series, Inc.





                                       By:  /s/ J. Christopher Donahue

                                       Name:  J. Christopher Donahue

                                       Title:  President













Accepted and agreed to this

January 1, 2004



Federated Investment Management Company





By:  /s/ Keith M. Schappert

Name:  Keith M. Schappert

Title:  President




                                  Schedule 1

                         to Limited Power of Attorney

                         dated as of January 1, 2004

                  by Federated World Investment Series, inc.

                        (the Corporation "), acting on

                   behalf of each of the series portfolios

                         listed below, and appointing

                   Federated Investment Management Company

                         the attorney-in-fact of the

                                 Corporation





                          List of Series Portfolios



                   Federated International High Income Fund